Exhibit 99.1

COHERENT, INC.

EMPLOYEE STOCK PURCHASE PLAN

Amended and restated as of May 6, 2021

The following constitutes the provisions of the Employee Stock Purchase Plan (herein called the “Plan”) of Coherent, Inc. (herein called the “Company”).

1.             Purpose. The purpose of the Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions.  It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986.  The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2.             Definitions.

(a)                 “Base pay” or “base salary” means regular straight-time earnings and commissions, excluding payments for overtime, shift premiums, incentive compensation, bonuses and any other special payments.

(b)                “Employee” means any person, including an officer, who is customarily employed for at least twenty (20) hours (or such lesser number of hours determined by the Company) per week by the Company or its subsidiaries (50% or more of whose voting shares are owned directly or indirectly by the Company) unless the Company designates a subsidiary as not participating in the Plan.

3.             Eligibility.

(a)                 Any employee as defined in paragraph 2 who shall be employed on the date the employee’s participation in the Plan is effective shall be eligible to participate in the Plan, subject to limitations imposed by Section 423(b) of the Internal Revenue Code of 1986.

(b)                Any provisions of the Plan to the contrary notwithstanding, no employee shall be granted an option under the Plan (i) if, immediately after the grant, such employee would own shares and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of the Company, or (ii) which permits the participant’s rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty Five Thousand Dollars ($25,000) for each calendar year in which such option is outstanding at any time, where the value of the option is calculated as the fair market value of the shares (determined at the time such option is granted).

4.             Offering Dates. The Plan shall be implemented by two offerings during each fiscal year, each of six months duration, with Offering I commencing on or about May 1 of each year and Offering II commencing on or about November 1 of each year.  Notwithstanding the foregoing, in lieu of the offering periods set forth in the preceding sentence, the Board may establish any offering period that does not exceed 27 months and is consistent with Section 423 of the Internal Revenue Code of 1986.

5.             Participation.

(a)                 An eligible employee may enroll in the Plan by completing a subscription agreement authorizing payroll deduction on the form provided by the Company and submitting prior to the applicable offering date, the subscription agreement and any other information required by the Company in the form and manner and in accordance with procedures designated by the Company.

(b)                Payroll deductions for a participant shall commence on the first payroll following the offering date and shall end on the termination date of the offering to which such authorization is applicable, unless sooner terminated by the participant as provided in paragraph 10 or otherwise provided by the Company.

6.             Payroll Deductions.

(a)                 At the time a participant files the participant’s subscription agreement, the participant shall elect to have payroll deductions made on each payday during the offering period.  Unless the Company determines otherwise, the amount of payroll deductions elected to be made shall not be greater than ten percent (10%) of the base pay which the participant receives on such payday nor less than a $10 deduction per payday.

(b)                All payroll deductions made by a participant shall be credited to a book-keeping account under the Plan.  A participant may not make any additional payments into such account.

(c)                 A participant may discontinue the participant’s payroll deductions to the Plan as provided in paragraph 10, or may lower, but not increase, the rate of the participant’s payroll deductions (within the limitations set forth in subparagraph (a) above) during the offering by completing or filing with the Company a new authorization for payroll deduction.  Unless the Company determines otherwise, the change in rate shall be effective within fifteen (15) days following the Company’s receipt of the new authorization.

7.             Grant of Option.

(a)                 At the beginning of each offering period, each eligible employee shall be granted an option to purchase that number of shares of the Company’s Common Stock determined by dividing such employee’s payroll deductions accumulated prior to the exercise date and retained in the eligible employee’s account as of the exercise date by the applicable option price determined in accordance with paragraph 7(b); provided that in no event will an eligible employee be permitted to purchase during any offering period more than ten thousand (10,000) shares of the Company’s Common Stock, subject to adjustment as provided in paragraph 18 and provided further that such purchase will be subject to the limitations set forth in paragraphs 3(b) and 12 hereof.  Fair market value of a share of the Company’s Common Stock shall be determined as provided in paragraph 7(b) herein.

(b)                The option price per share of such shares shall be the lower of:  (i) 85% of the fair market value of a share of the Common Stock of the Company at the commencement of the offering period; or (ii) 85% of the fair market value of a share of the Common Stock of the Company at the time the option is exercised at the termination of the offering period.  The fair market value of the Company’s Common Stock on said dates shall be determined by the Company’s Board of Directors in the exercise of their discretion in good faith.

8.             Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 10 and subject to the limitations set forth in paragraph 12, the participant’s option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares subject to option will be purchased for the participant at the applicable option price with the applicable amount of the accumulated payroll deductions in the participant’s account.  During the participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by the participant.  Any cash remaining to the credit of a participant’s account under the Plan after a purchase by the participant of shares at the termination of each offering period, or which is insufficient to purchase a full share of Common Stock of the Company, shall be returned to said participant.

9.             Rights as a Stockholder. A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, the shares of the Company’s Common Stock purchased upon exercise of the participant’s option under the Plan until the date of the issuance of the shares of the Company’s Common Stock to the participant.

10.           Withdrawal; Termination of Employment.

(a)                 A participant may withdraw all but not less than all the payroll deductions credited to the participant’s account under the Plan for an offering at any time prior to the end of the applicable offering period by giving notice to the Company in the manner prescribed by the Company.  All of the participant’s payroll deductions credited to the participant’s account for the offering from which the participant has withdrawn will be paid to the participant promptly after receipt of the participant’s notice of withdrawal and the participant’s option for the current offering period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the applicable offering period.

(b)                Upon termination of the participant’s employment prior to the end of an offering period for any reason, including retirement or death, the payroll deductions credited to the participant’s account will be returned to the participant and the participant’s option will be automatically terminated.

(c)                 In the event an employee fails to remain in the employ of the Company or its subsidiaries customarily for at least twenty (20) hours (or such lesser number of hours determined by the Company) per week during the offering period in which the employee is a participant, the employee will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to the employee’s account will be returned to the employee and the employee’s option terminated.

(d)                A participant’s withdrawal from an offering will not have any effect upon the participant’s eligibility to participate in any other offering or in any similar plan which may hereafter be adopted by the Company.

11.          No Interest. To the extent that a participant’s payroll deductions are refunded pursuant to the provisions of the Plan, no interest shall be paid on said refundable amount.

12.          Stock. The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan on or after May 6, 2021 shall be 250,000 shares plus the number of shares remaining available under the Plan after the October 31, 2020 purchase, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18.  The shares to be sold to participants under the Plan may, at the election of the Company, be either treasury shares or shares authorized but unissued.  If the total number of shares which would otherwise be subject to options granted pursuant to paragraph 7(a) hereof at the beginning of an offering period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable.  In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

13.           Administration. The Plan shall be administered by the Board of Directors of the Company or a committee appointed by the Board.  The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants.  Members of the Committee who are eligible employees are permitted to participate in the Plan.  Notwithstanding any provision to the contrary in the Plan, the Board or its committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States.  Without limiting the generality of the foregoing, the Board or its committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of base pay, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay taxes, determination and change of offering periods, establishment of separate offerings, payment procedures, requirement that shares of the Company’s Common Stock acquired through the Plan be held by a specific broker, withholding procedures and handling of stock certificates.

14.          Non-U.S. Eligible Employees. Without amending the Plan, the Company may grant options or establish other procedures to provide benefits to non-U.S. employees of the Company and its subsidiaries (including with respect to non-U.S. employees, those entities which the Company directly or indirectly owns 50% or more of the equity interests unless designated by the Company as not participating in the Plan) under the Plan on such terms and conditions different from those specified in this Plan as may, in the judgment of the Company, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable (a) to comply with provisions of applicable laws or regulations or conform to the requirements to operate the Plan in a qualified or tax or accounting advantageous manner, (b) to ensure the viability of the benefits under the Plan for eligible non-U.S. employees, or (c) to meet the objectives of the Plan.  Notwithstanding anything to the contrary herein, any such actions taken by the Company with respect to eligible non-U.S. employees of any participating subsidiary may be treated as a subplan outside of an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 and not subject to the requirements of Section 423 set forth in the Internal Revenue Code of 1986 and this Plan.

15.           Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.

16.           Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.          Reports. Individual accounts will be maintained for each participant in the Plan.  Accounts under the Plan are purely book-keeping entries.  Statements of account will be available to participating employees.

18.          Changes in Capitalization and Transactions.

(a)                 If any change is made in the shares of the Company’s Common Stock subject to the Plan, or subject to any option under the Plan, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares of the Company’s Common Stock subject to the Plan pursuant to paragraph 12 and the option purchase limits, and the outstanding options will be appropriately adjusted in the class(es), number of shares of Common Stock and purchase limits of such outstanding options.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

(b)                Without limitation on the preceding provisions, in the event of any corporate transaction, the Board may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of the Company’s Common Stock which may be delivered under the Plan, in the number, class of or price of the Company’s Common Stock available for purchase under the Plan and in the number of the Company’s Common Stock which an employee is entitled to purchase and any other adjustments it deems appropriate.  Without limiting the Board’s authority under this Plan, in the event of any transaction, the Board may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options, either prior to their expiration or upon completion of the purchase of the Company’s Common Stock on the next exercise date, to shorten the offering period by setting a new exercise date or to take such other action deemed appropriate by the Board.

19.           Amendment or Termination. The Board of Directors of the Company may at any time terminate or amend the Plan. No such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant, nor may an amendment be made without prior approval of the shareholders of the Company if such amendment would:

(a)                 Increase the number of shares that may be issued under the Plan;

(b)                Change the designation of the employees (or class of employees) eligible for participation in the Plan; or

(c)                 Require shareholder approval under applicable law or exchange requirements.

20.           Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location or by the person, designated by the Company for the receipt thereof.

21.          No Right of Employment. Neither the grant nor the exercise of any options under this Plan nor anything in this Plan shall impose upon the Company or any participating subsidiary any obligation to employ or continue to employ any employee.  The right of the Company or a participating subsidiary to terminate any employee shall not be diminished or affected because any options have been granted to such employee.